Exhibit 99.1

In re Washington Mutual, Inc., et al.

Case No. 08-12229 (MFW)

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor’s Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):         January 1, 2017 through March 31, 2017

Beginning Cash Balance:	$97,933,412

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:
Cash Sales / Interest:	$126,151

Collection of Accounts Receivable:	$20,741

Proceeds from Litigation / Settlement:	$0

Sale of Debtor’s Assets:	$0

Other Cash Receipts /Transfers:	$332,203

Total of cash received:	$479,095

Total of cash available:	$98,412,507

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$20,276,420

Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$1,784,681

All other disbursements made in the ordinary course:	$1,118,383

Total Disbursements	$23,179,484

Change in Short-term Investments as allowed by U.S.C. Section 345(b) and the Liquidating Trust Agreement	$2,948,422

Ending Cash Balance:	$78,181,444

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

4/28/17	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust

March 2017 Quarterly Summary Report — UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

14	Rollforward of Liquidating Trust Interests

15	Next Dollar Analysis — March 31, 2017

16	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from January 1, 2017 through March 31, 2017, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2). This Quarterly Summary Report is limited in scope, covers only a limited time period, and are not intended to serve as a basis for investment in any security of any issuer. This Quarterly Summary Report was prepared in accordance with liquidation basis accounting. The financial data reflected in this document are not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation. Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”). Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results. This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code with the Bankruptcy Court. Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets. Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order dated February 23, 2012 (the “Confirmation Order”) [D.I. 9759]. After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”). WMI emerged on the Effective Date as a newly reorganized company, WMIH Corp. (formerly known as WMI Holdings Corp, “Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of a liquidating trust agreement, dated March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and Delaware Trust Company (formerly known as CSC Trust Company of Delaware) as the Delaware resident trustee (the “Resident Trustee”) (as amended, the “Liquidating Trust Agreement”). On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed. The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement. The Trust had an initial term of three years from the Effective Date, subject to extension for up to an additional three (3) years (subject to certain limited exceptions) with the approval of the Bankruptcy Court. On January 5, 2015, the Trust filed a motion for an order authorizing a three-year extension of the term of the Trust (the “Extension Motion”). On January 23, 2015, the Extension Motion was approved by the Bankruptcy Court, extending the Trust’s term for a period up to March 19, 2018.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court. The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets. For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes. Valuation of assets requires management to make difficult estimates and judgments. Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results. Due to the inherently uncertain nature of estimates and underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported. Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC,” under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for each fiscal year ending December 31.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report. However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement. In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains links to the Trust’s filings with the SEC and documents filed with the Bankruptcy Court, including the Plan and Disclosure Statement.

WMI Liquidating Trust

March 2017 Quarterly Summary Report - UNAUDITED

Schedule of Cash Receipts and Disbursements — Quarterly

	For the Quarter ended March 31, 2017
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - December 31, 2016	$36,794,000	$—	$61,139,412	$—	$97,933,412

Receipts
Interest /Investment Income Received	37,634	—	79,813	—	117,447
Treasury Bill accretion	1,579	—	7,125	—	8,704
Sale / Monetization of Debtor’s assets	—	—	—	—	—
Collection of tax receivable	—	—	—	—	—
Proceeds from Litigation	—	—	—	—	—
Proceeds from run-off notes	10,981	—	9,760	—	20,741
Reimbursement for tax professional fees	—	—	—	—	—
Distribution from subsidiaries	—	—	—	—	—
Other receipts	332,203	—	—	—	332,203

Total Receipts	382,397	—	96,698	—	479,095

Transfers
Disallowance of disputed claims	6,322,132	—	(6,322,132)	—	—
Allowance of disputed claims	—	—	(3,300,000)	3,300,000	—
Allowance of unreserved claims	—	—	—	—	—
Distribution to disputed Liquidating Trust Interests	(194,797)	—	194,797	—	—
Claims disallowed for non-release	—	—	—	—	—
Release from litigation reserve	—	—	—	—	—
Other transfers	—	—	—	—	—

Total transfers	6,127,335	—	(9,427,335)	3,300,000	—

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	18,616,869	—	—	—	18,616,869
Disbursements to newly released / allowed claims	—	—	—	3,300,000	3,300,000
Other disbursements to allowed claimants (taxes, releases, etc)	(1,640,448)	—	—	—	(1,640,448)

Disbursements made for bankruptcy expenses
For services prior to the effective date	—	—	—	—	—
For services after the effective date	1,784,681	—	—	—	1,784,681

Disbursements in ordinary course:
Salaries and benefits	933,679	—	—	—	933,679
Travel and other expenses	21,579	—	—	—	21,579
Occupancy and supplies	68,606	—	—	—	68,606
Other outside services	16,884	—	—	—	16,884
Other disbursements	7,635	—	—	—	7,635
Trust Advisory Board fees and expenses	70,000	—	—	—	70,000

Disbursements in ordinary course	1,118,383	—	—	—	1,118,383

Total Disbursements	19,879,484	—	—	3,300,000	23,179,484

Change in Short-term Investments
Maturity/(Purchase) of US. Gov’t Securities	2,948,422	—	—	—	2,948,422

Ending Cash and Cash Equivalents	26,372,669	—	51,808,775	—	78,181,444

Ending Short-Term Securities	8,000,805		15,019,640		23,020,445

Total Cash and Short-Term Securities	$34,373,474	$—	$66,828,415	$—	$101,201,889

WMI Liquidating Trust

March 2017 Quarterly Summary Report - UNAUDITED

Schedule of Cash Receipts and Disbursements — Cumulative

	From the Effective Date through March 31, 2017
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	446,578	—	631,757	10,158	1,088,493
Treasury Bill accretion	41,056	—	361,719	—	402,775
Sale / Monetization of Debtor’s assets	4,292,318	—	—	—	4,292,318
Collection of tax receivable	71,700,000	—	—	—	71,700,000
Proceeds from Litigation	26,649,429	—	—	—	26,649,429
Proceeds from run-off notes	53,614,854	—	1,470,823	—	55,085,677
Distribution from subsidiaries	3,431,878	—	—	—	3,431,878
Reimbursement for tax professional fees	1,519,804	—	—	—	1,519,804
Other receipts	5,346,324	—	12,605	904,535	6,263,464

Total Receipts	167,042,242	—	2,476,904	914,693	170,433,838

Transfers
Disallowance of disputed claims	650,663,243	—	(650,663,243)	—	—
Allowance of disputed claims	—	—	(62,541,628)	62,541,628	—
Allowance of unreserved claims	(150,528)	—	—	150,528	—
Distribution to disputed Liquidating Trust Interests	(52,008,569)	—	52,008,569	—	—
Claims disallowed for non-release	14,213,262	—	—	(14,213,262)	—
Release from litigation reserve	14,127,159	(14,127,159)	—	—	—
Other transfers	1,527,305	—	—	(1,527,305)	—

Total transfers	628,371,872	(14,127,159)	(661,196,302)	46,951,589	—

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	763,657,582	—	—	(10,937,075)	752,720,507
Disbursements to newly released / allowed claims	—	—	—	101,021,880	101,021,880
Other disbursements to allowed claimants (taxes, releases, etc)	44,004	—	—	11,520,334	11,564,338

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	—	—	—	49,874,229
For services after the effective date	69,444,604	5,872,842	—	—	75,317,446

Disbursements in ordinary course:
Salaries and benefits	9,882,326	—	—	—	9,882,326
Travel and other expenses	311,500	—	—	—	311,500
Occupancy and supplies	2,482,292	—	—	—	2,482,292
Other outside services	1,546,485	—	—	—	1,546,485
Other disbursements	713,832	—	18,989	—	732,821
D&O Insurance	597,325	—	—	—	597,325
Trust Advisory Board fees and expenses	2,339,924	—	—	—	2,339,924

Disbursements in ordinary course	17,873,684	—	18,989	—	17,892,673

Total Disbursements	900,894,103	5,872,842	18,989	101,605,139	1,008,391,073

Change in Short-term Investments
Maturity/(Purchase) of US. Gov’t Securities	(8,265,061)	—	(15,232,480)	—	(23,497,541)

Ending Cash and Cash Equivalents	26,372,669	—	51,808,775	—	78,181,444

Ending Short-Term Securities	8,000,805		15,019,640		23,020,445

Total Cash and Short-Term Securities	$34,373,474	$—	$66,828,415	$—	$101,201,889

WMI Liquidating Trust

March 2017 Quarterly Summary Report - UNAUDITED

Statements of Net Assets in Liquidation

(Liquidation Basis)

	3/31/2017	Effective Date
Assets:
Cash and short-term investments	$34,373,474	$140,117,720
Cash held in reserve for litigation costs	—	20,000,000
Cash and short-term investments - DCR	66,828,415	725,779,642
Other restricted cash	—	53,738,857

Total cash and and short-term securities	101,201,889	939,636,219

Income tax receivable	12,300,000	96,000,000
Runoff notes	235,570	127,851,091
Runoff notes held in reserve for disputed claims	167,340	1,232,742
Investment in subsidiaries	250,521	3,715,263
Directors and officers litigation	1,511,619	—
Prepaid expenses	802,405	948,080
Other assets	65,540	2,285,732

Total assets	$116,534,884	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$—	$94,112,477
Cash held for allowed claimants	—	53,471,976
Estimated costs to operate trust (See Notes 2 and 7 for further information)	17,701,281	40,000,000
Accounts payable	365,616	6,123,945
Accrued wages and benefits	182,110	18,261
Other accrued liabilities	346,777	133,441
Accrued liabilities - DCR	2,442	—

Total liabilities	18,598,225	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	66,993,313	727,012,384
Net assets available to Liquidating Trust Interests	30,943,346	250,796,644

Total net assets	97,936,659	977,809,028

Total liabilities and net assets	$116,534,884	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust

March 2017 Quarterly Summary Report - UNAUDITED

Statement of Changes in Net Assets in Liquidation

(Liquidation Basis)

	Quarter Ended 3/31/2017	Cumulative to Date

Net assets, beginning:	$119,533,139	$977,809,028

Income
Interest / Investment income	140,926	34,025,340
Litigation Proceeds	—	27,026,387
Earnings / (Losses) from subsidiaries	(555)	(32,863)
Recovery of/(Additional) pre-effective expense	—	66,381,944
Other income / (Expense)	180,018	3,786,192

Total income	320,389	131,186,999

Expenses
Payroll and benefits	352,305	7,543,354
Occupancy and supplies	52,320	1,478,800
Professional fees & services	1,476,689	71,688,131
Other expenses	115,022	3,075,585

Total operating expenses	1,996,335	83,785,869
Change in reserve for costs to operate trust	(1,996,335)	(22,298,720)
Litigation expenses	—	5,875,843

Added / (Reduced) Expense	—	67,362,992

Changes in Market Value
Directors & Officers litigation receivable	—	1,511,619
Global Settlement Agreement Receivable	—	(12,000,000)

Total changes in market value	—	(10,488,381)

Other items
Allowed Claims	(3,300,000)	(62,541,601)
Disbursement to Liquidating Trust Interests - cash	(18,616,869)	(763,657,582)
Disbursement to Liquidating Trust Interests - runoff notes	—	(106,627,732)
Other disbursements	—	(381,080)

Total changes in Net Assets	(21,596,480)	(879,872,369)

Net assets, ending	$97,936,659	$97,936,659

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS

(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1: Establishing the Trust

The Plan provides for the creation of the Trust. On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012, or whose claim was disputed or otherwise unresolved. The Trust is and will continue to be responsible for liquidating, converting to cash, and distributing the Trust’s assets to the Trust’s beneficiaries. The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid claims against or equity interests in the Debtors (“Liquidating Trust Interests” or “LTIs”). The LTIs are not transferable except by will, intestate succession or operation of law. The outstanding balance for LTIs as of March 31, 2017 is reported on the “Rollforward of Liquidating Trust Interests” included in this report.

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date have received or will receive LTIs for their unpaid Allowed Claims entitling them to distributions from or by the Trust in accordance with the subordination provisions of the Plan. If distributions from the Trust become available to creditors and former holders of equity securities issued by WMI who provided timely releases in accordance with the plan, and have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”). Holders of claims that have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims. Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation. See Note 4.

Note 2: Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with FASB Accounting Standards Codification (“ASC”)Topic 205-30 (“ASC 205-30”). Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in ASC 205-30 include:

•	Presentation of an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

•	An entity should recognize and measure its liabilities in accordance with U.S. GAAP that otherwise applies to those liabilities.

•	Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation. The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation. Such a report is inherently uncertain, as it is based on estimates and assumptions. The cash amounts actually received and paid could be materially different than the reported balances.

•	The entity is required to accrue and separately present the costs that it expects to incur, and the income that it expects to earn, during the expected duration of liquidation, including any costs associated with the sale or settlement of those assets and liabilities.

On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust. Due to the passage of time and the ongoing nature of certain litigation and claims reconciliation, the actual and expected operating costs have increased over time. As part of the annual 2017 budgeting process (and consistent with its prior practice), management has reevaluated the ongoing operations of the Trust, including costs and expenses to litigate the Trust’s objections to remaining disputed claims, including the employee claims litigation (as discussed below in Note 8) and to monetize the Trust’s remaining assets. During the quarter ending March 31, 2017, the Trust incurred operating expenses of $2.0 million. Based on current conditions, management estimates total expenses for the remainder of the Trust, through March 19, 2018, to be approximately $17.7 million. The Trust currently estimates total costs from the Effective Date through the end of the Trust to be $101.5 million.

The Trust does not have predictable revenue-generating operations; therefore, in an effort to ensure that the Trust has adequate funds on hand to fund the possible increase in operational costs associated with, among other things litigating employee claims to final resolution, as of March 31, 2017, the Trust withheld $15.7 million from funds otherwise available for distribution. After giving effect to this additional “hold-back,” total funds available for operational purposes totals approximately $33.4 million.

Note 3: Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Trust will make distributions on at least a quarterly basis, subject to the availability of distributable cash and certain exceptions. As discussed in Note 4 below, on March 31, 2017, the DCR released $6.3 million to be general assets of the trust. The Trust has limited resources to fund the remaining actions of the Trust; therefore, $6.0 million of the amount distributed by the DCR was used to fund the contingency reserve. The balance of the contingency reserve is $15.7 million. No excess cash was generated or received during the quarter. Therefore, while the next regularly scheduled Distribution Date is May 1, 2017, the Trust will not make quarterly cash distribution to LTI holders on that date.

On February 1, 2017, the Trust distributed $18.8 million to LTI holders. The principal source of the funds distributed was the distribution of $27.0 million from the Tax Refund Escrow in December 2016.

Creditors who made the election for Reorganized WMI common stock had their LTI positions reduced by the amount of litigation proceeds distributed to Reorganized WMI, $246,000, effective February 1, 2017. See Note 8. In addition, the Trust, on behalf of the DCR, paid $3.3 million as payment of a partially allowed claim related to a settlement with AT&T. See Note 4.

Note 4: Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, as well as any dividends, gains or income attributable in respect of any of the foregoing. The amounts retained are calculated as if each of the claims were an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii), and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections) and

[1]	On the balance sheet, the item titled “Estimated cost to operate trust” is herein referred to as “the Operating Reserve.”

(B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes. Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to the reserve as if sold at fair market value. Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original claim or equity interest of such recipient.

On May 13, 2009, the Bankruptcy Court entered an order approving WMI’s rejection of that certain Master Services Agreement, dated August 23, 2002, between WMI and AT&T Corp. (“AT&T”). Based on such rejection, on or about June 12, 2009, AT&T filed a proof of claim, on behalf of itself and its affiliates claiming rejection damages in the amount of $9.0 million (AT&T later reduced such claim to $8.4 million). The claims process proceeded until January 11, 2017, when the Trust and AT&T executed a Settlement Agreement wherein the Trust agreed to pay $3.3 million to AT&T to resolve all outstanding issues and the withdrawal of the claim. During the quarter ended March 31, 217, the Trust paid a partially allowed claim of $3.3 million to AT&T and the DCR released the remainder of the assets held in reserve on behalf of the disputed claim to become general assets of the Trust. The Trust received $6.3 million of cash and $23,965 of Second Lien Runoff Notes.

On the Statement of Net Assets, as of March 31, 2017, DCR assets include cash and investment securities of $66.8 million and $167,340 of Second Lien Runoff Notes (including interest). The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust. Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed. For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve” included in this report.

Note 5: Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future net tax refunds payable on account of consolidated federal income tax returns and on account of consolidated, combined, or unitary state returns filed by WMI and its subsidiaries (the “WMI Group”) for all tax years prior to 2009 on a 20% / 80% pro rata basis, respectively. On the Effective Date, there were two litigation actions pending with respect to claimed federal income tax refunds and there were several state tax refunds pending from certain states. As of March 31, 2017, there are up to $300 million in potential net tax refunds remaining of which the Trust would be entitled to 20% of such amount, or up to $60 million. An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement (“GSA”). Taking into account the refunds previously received, and the market value adjustment discussed below, the balance of $12.3 million represents management’s estimate of the Trust’s share of the net tax refunds remaining.

WMI initiated a suit in the United States District Court of Western Washington at Seattle (“Washington District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years. In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an Internal Revenue Service (“IRS”) audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the Washington District Court action, the court initially ruled against the WMI Group on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets. The U.S. Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) reversed the decision of the Washington District Court and remanded the case back to the Washington District Court to make a determination of the tax basis by establishing the underlying acquisition costs, allocating the costs among the acquired assets and thus determining the corresponding amount of tax refunds. A trial to determine the amount of tax refund was held in December 2012. On February 10, 2014 the Washington District Court issued its opinion dismissing the WMI Group’s claim for a refund. In its ruling, the Washington District Court held that the WMI Group failed to carry its burden of proof as to the amount of the deduction being claimed. In addition, the Washington District Court found that Home Savings (a predecessor bank to WMB) did not permanently abandon its right to operate in Missouri in 1993. On April 8, 2014, the WMI Group filed a notice of appeal with the Ninth Circuit regarding such decision. The Ninth Circuit heard oral argument on December 9, 2016 and has yet to issue a decision.

The remaining Court of Claims actions were litigated in a trial that commenced on February 16, 2016. The evidentiary portion of the trial concluded on March 4, 2016. The trial was recessed in order for the WMI Group and the government to prepare and file post trial briefs. All parties completed and filed their respective post trial briefs and the trial concluded with oral arguments on November 7, 2016. On February 21, 2017, the Court of Claims issued its opinion in which it dismissed the case brought by the WMI Group with prejudice; as such, the WMI Group cannot amend the complaint to address any alleged deficiencies. The Court of Claims held that the WMI Group did not meet the burden of proof as to the value of the acquired intangibles and that the Court of Claims was unable to allocate the purchase price among the acquired intangibles. On April 20, 2017, the WMI Group filed an appeal of this decision with the United States Court of Appeals for the Federal Circuit.

In the Quarterly Summary Report (“QSR”), dated December 31, 2016, filed with the Bankruptcy Court on January 30, 2017, the Trust reported $24.3 million as the value of the Income Tax Receivable. In Form 10-K, filed with the SEC on March 30, 2017 the Trust reported $12.3 million as the value of the Income Tax Receivable. ASC 855, Subsequent Events, establishes the concept of recognized subsequent events. These are events that occur subsequent to the date of the balance sheet but prior to the issuance of the financial statements that are indicative of conditions that existed on the date of the balance sheet, which dictate that the balance sheet should be adjusted. In this case, the Court of Claims decision regarding branching rights indicated that the Consolidated Statement of Net Assets in Liquidation as of December 31, 2016 should be adjusted for the potential decrease in the value of the Income Tax Receivable. The Court of Claims decision was rendered after the December 31, 2016 QSR was filed with the Bankruptcy Court, but before Form 10-K was filed with the SEC. The Trust used the services of an independent valuation firm to estimate the decline in value based on the legal decision rendered. With that estimate, the Trust decreased the value of the Income Tax Receivable, originally valued at $24.3 million, by $12 million and recorded the change as an adjustment to the Market Value of the asset. The revised value of the asset is $12.3 million. However, should the Trust lose the appeal in the Court of Claims decision, and should the Trust also be denied any refund from the Washington District Court action which appeal is now pending in the Ninth Circuit, the Trust will receive no amounts from the IRS and the value of these litigations would be $0.

Note 6: Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests. A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date. The shares and any cash that may be distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust. The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow. The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above). All expenses of administering the Disputed Equity Escrow (other than taxes) are borne by the Trust. Costs incurred cumulative-to-date total $7,500.

As of March 31, 2017, approximately 1.5 million shares of Reorganized WMI common stock and no cash remained in the Disputed Equity Escrow.

Note 7: Employee Related Claims

As of March 31, 2017, the DCR held $65.4 million of cash and $167,300 of Runoff Notes in reserve on account of the Employee Claims, with the aggregate remaining amount of those claims totaling approximately $62.0 million after the application of the Section 502(b)(7) Cap (as defined below).

As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims. Since then, the FDIC and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called ”golden parachute” regulations with respect to certain benefits for which these claimants are seeking payment. As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process. In response to the Trust’s letter request on behalf of the 32 claimants, by letter dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application. The Trust filed such application on August 14, 2013 (the “First Application”). On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such “golden parachute” regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Bankruptcy Court. On April 22, 2014 (the “April Letter”), the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application. During the pendency of the First Application, of the thirty-two (32) claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process: (1) one has been paid due to the de minimis amount of such settlement; (2) one has withdrawn his claim; (3) one claimant was added to the First Application in light of a subsequent settlement; (4) upon discussion with the FDIC, one claimant was paid and consequently withdrawn from the First Application; and (5) several claimants have notified the Trust of their termination of their respective stipulations. By letter dated October 15, 2014, the FDIC denied the First Application in its entirety (the “Final FDIC Determination”). On March 23, 2015, and consistent with the April Letter determination, the Trust filed a second application (the “Second Application”) with the FDIC and FRB requesting authorization to make payments to both the settling claimants and the non-settling claimants and a determination as to whether payment, in any amount, to any of such claims would be appropriate. By letter dated May 1, 2015, the FDIC denied the Second Application.

In accordance with an order entered by the Bankruptcy Court, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) against the FDIC, FRB, and certain employee claimants (the “Individual Defendants”) seeking certain declaratory relief regarding the applicability of the “golden parachute” regulations and the “automatic termination” regulations to the employee related claims (the “Declaratory Judgment Action”). On November 5, 2013, the Trust filed an amended complaint (the “Amended Complaint”). Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014, and several defendants filed motions to dismiss and/or to transfer venue of the proceeding. The Trust filed its responses to such motions on March 6, 2014. On July 3, 2014, United States District Court Judge Richard A. Jones, the presiding judge in the Declaratory Judgment Action, issued a decision and order granting certain defendants’ motion to transfer venue from the Washington District Court to the Bankruptcy Court (the “Decision Order”). Additionally, the Decision Order terminated all other motions pending before the Washington District Court. On July 30, 2014, the FDIC filed a motion to withdraw the reference of the Declaratory Judgment Action to the Bankruptcy Court and a motion seeking a determination of whether the Declaratory Judgment Action was core or non-core (the “FDIC Determination Motion”). On August 22, 2014, certain of the employee claimants and the Trust entered into a stipulation with the FDIC and FRB agreeing that the reference of the Declaratory Judgment Action to the Bankruptcy Court should be withdrawn and that, upon such reference withdrawal, the FDIC’s Determination Motion should be deemed withdrawn as moot. Subsequently, and because the Washington District Court had terminated previously-filed motions without a ruling, the FDIC and the FRB each filed a motion to dismiss the Amended Complaint for, inter alia, failure to state a claim and lack of subject-matter jurisdiction. Additionally, several Individual Defendants also filed and/or joined two (2) separate motions to dismiss the Amended Complaint for, inter alia, failure to state a claim. The Trust has opposed each of these motions to dismiss. As of December 5, 2014, all four (4) motions to dismiss had been fully briefed. By order of the United States District Court for the District of Delaware (the “Delaware District Court”) dated March 19, 2015, the reference to the Bankruptcy Court with respect to the Declaratory Judgment Action was withdrawn, and the action is now pending in the Delaware District Court, with United States District Court Judge Gregory M. Sleet presiding.

As noted above, on October 15, 2014, the FDIC rendered the Final FDIC Determination denying the First Application. On October 29, 2014, the Trust commenced an action against the FDIC, in its corporate capacity, pursuant to the Administrative Procedure Act (“APA”) and the Declaratory Judgment Act in the United States District Court for the District of Columbia (the “D.C. District Court”), seeking, inter alia, judicial review of the Final FDIC Determination in which the FDIC declined to exercise its discretion and thereby denied the Trust the required regulatory approval to make payments pursuant to the Trust’s settlements with certain employee claimants (the “APA Action”). The Trust asserted that, while the Trust is subject to the “golden parachute” regulations, the Final FDIC Determination did not sufficiently consider and weigh the First Application pursuant to the so-called “permissibility exception.” In the APA Action, the Trust submitted that, among other things, due consideration of the relevant factors enumerated in the “permissibility exception” warranted permitting the payments contemplated by the settlement agreements. On December 22, 2014, the FDIC filed its answer to the complaint in the APA Action. Pursuant to an agreed upon scheduling order, the D.C. District Court ordered that (a) any motions for summary judgment must be filed on or before March 11, 2015, (b) responses to any such motions must be filed on or before March 25, 2015, and (c) replies in support of any motions for summary judgment must be filed on or before April 1, 2015. In accordance therewith, both the FDIC and the Trust submitted motions for summary judgment and opposition papers. Additionally, on April 8, 2015, the Trust and the FDIC filed a joint appendix containing the documents cited by the parties in their respective summary judgment motions. On May 29, 2015, the D.C. District Court granted in part and denied in part each of the Trust’s and the FDIC’s motions for summary judgment. As set forth in the subsequent Memorandum Opinion issued on June 9, 2015, the D.C. District Court upheld the Final FDIC Determination, but remanded certain issues to the FDIC for clarification. By letter dated July 30, 2015, the FDIC clarified its decision regarding, among other things, the absence of supporting certifications in connection with the First Application. On August 12, 2015, the Trust and the FDIC, agreeing that no further action was required in the APA Action, jointly moved the D.C. District Court for entry of a final order and judgment. By Final Order and Judgment entered on August 19, 2015, the D.C. District Court entered final judgment and closed the APA Action.

As noted above, the Trust filed the Second Application with the FDIC regarding the claims of both settling and non-settling employee claimants. By letter dated May 1, 2015, the FDIC denied payment in any amount to any settling or non-settling employee claimants covered by the Second Application. Thereafter, the Trust filed a second action with the D.C. District Court seeking a review with respect to the Second Application (“APA2”, and together with the APA Action, the “APA Actions”), asserting that the wholesale denial of payments in any amount was arbitrary and capricious. Thereafter, the FDIC answered the complaint and, based upon an agreed scheduling order, as of October 16, 2015, the Trust and the FDIC had fully briefed and submitted cross-motions for summary judgment. On April 15, 2016, the D.C. District Court issued an order (the “APA2 Order”) with respect to the parties’ cross-motions for summary judgment. The APA2 Order granted the FDIC’s motion for summary judgment, upholding the FDIC’s denial of the previously discussed Second Application, and thus held that the Trust is prohibited from making any payments to any of the claimants on account of their proofs of claim. In doing so, however, the D.C. District Court recognized the burden on the estate to continue litigation but did not believe that this factor was sufficient to override the FDIC’s determination.

Based on the pendency of the APA Actions, the Declaratory Judgment Action was informally stayed until May 16, 2016. Shortly thereafter, on June 28, 2016, the Trust moved for judgment on the pleadings on count 1 of certain Individual Defendants’ Counterclaims and for a declaratory judgement that the Trust is a “Covered Company” subject to the ”golden parachute” regulations. The matter was fully briefed on July 19, 2016 and submitted to the Delaware District Court for consideration. On August 26, 2016, the Delaware District Court ruled on certain Individual Defendants’ pending motions to dismiss. The Delaware District Court dismissed counts XVII-XIX of the Amended Complaint, which requested a declaratory judgment that certain employee claims were barred by res judicata. The Delaware District Court denied the Individual Defendants’ motions to dismiss with respect to all of the other counts of the complaint. On September 7, 2016, certain Individual Defendants filed answers and counterclaims and crossclaims against the Trust, the FDIC, and the FRB. The Trust filed answers to those counterclaims on September 28, 2016. On October 12, 2016, the Delaware District Court granted the FDIC’s and FRB’s motions to dismiss the Amended Complaint in their entirety, dismissing all of the claims in the Amended Complaint against them. The Delaware District Court concluded that the determination of whether the Trust is a “Covered Company” must be adjudicated in an action pursuant to the Administrative Procedure Act and not in the declaratory judgment that Judge Walrath directed the Trust to assert. The Delaware District Court’s October 12, 2016 Order was non-substantively amended on October 19, 2016.

On November 7, 2016, the FRB filed a motion to dismiss the crossclaims that had been filed by certain Individual Defendants on September 7, 2016, arguing that the Delaware District Court lacked subject matter jurisdiction over the crossclaims because the FRB had not waived its sovereign immunity and because the cross claimants failed to plead that an actual controversy existed between themselves and the FRB. The motion was fully briefed on December 1, 2016. On November 9, 2016, the FDIC filed its answers and affirmative defenses in response to the Individual Defendants’ crossclaims. On December 5, 2016, the FDIC moved for judgment on the pleadings on all crossclaims asserted against the FDIC on the basis that there is no private right of action under the “golden parachute” regulations and that the crossclaims therefore failed to state a claim. The motion was fully briefed on January 5, 2017.

On November 17, 2016, certain Individual Defendants filed a motion requesting that the Bankruptcy Court (a) dismiss the Trust’s omnibus objections to their bankruptcy claims; (b) dismiss, with prejudice, the Adversary Proceedings, filed in the Bankruptcy Court against certain of the Individual Defendants; (c) deem their bankruptcy claims allowed; and (d) assess the attorney’s fees and expenses incurred by the Individual Defendants in the Declaratory Judgment Action. The motion was fully briefed on December 9, 2016. On December 14, 2016, the Bankruptcy Court held a hearing and denied the Individual Defendants’ motion in its entirety.

On February 15, 2017, the Delaware District Court granted the FRB’s motion to dismiss the crossclaims filed by certain Individual Defendants on September 7, 2016, concluding that it lacked subject-matter jurisdiction over those claims. In so doing, the Delaware District Court did not address the FRB’s argument that the cross-claimants had failed to state a claim, but denied the cross-claimants’ motions seeking leave to amend their cross-claims. In the order, the Delaware District Court also granted the FDIC’s motion for judgment on the pleadings, concluding that the cross-claimants failed to plead a cognizable cause of action as a matter of law because they (1) had no private right of action under the Declaratory Judgment Act and (2) had failed to pursue an APA claim.

On March 31, 2017, the Delaware District Court granted in part and denied in part the Trust’s motion for judgment on the pleadings. The court concluded that the Individual Defendants’ counterclaims on which the Trust had moved failed for the same reasons that their cross-claims against the FDIC failed, namely because the counter-claimants do not have a private right of action outside of an action under the APA, which Individual Defendants had not pursued. In its ruling, the Delaware District Court declined to issue a declaration that the Trust was a “Covered Company: subject to the “golden parachute” regulations, concluding that it lacked the power to do so because the Trust has no private right of action under the Declaratory Judgment Act.

Neither the Delaware District Court’s February 15, 2017 order nor its March 31, 2017 order resolved an outstanding motion that was filed by two Individual Defendants seeking leave to amend counterclaims against the Trust and cross-claims against the FDIC and the FRB. The Trust’s claims against the Individual Defendants regarding the applicability of the Automatic Termination Regulations also remain pending.

The Trust and counsel to certain employee claimants have agreed to amend existing scheduling orders to provide that all outstanding discovery deadlines would be adjourned until July 2017, or later, with the “change in control” hearing to be held in February 2018. As of the date hereof, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories, has reviewed over 850,000 documents from approximately 120 custodians, and has produced more than 84,000 documents.

Note 8: Director and Officer Downstream Litigation Asset

In June 2015, the Trust received $37.0 million related to the 2014 settlement of its litigation with the former WMI Directors and Officers (the “D&O Litigations”). The Trust retained $26.3 million and distributed $7.7 million, after adjustment, to Reorganized WMI on June 23, 2015, as contemplated by the Plan. Creditors who made elections for Reorganized WMI common stock, as discussed above, had their LTI balance reduced by a pro rata share of the $7.7 million, after adjustment, distributed to Reorganized WMI.

The settlement was contingent upon entering into a Reserve Settlement Agreement (the “RSA”) related to the D&O Litigations. On July 21, 2015, the Trust funded a segregated account (the “Reserve”) with $3.0 million, as anticipated by the RSA. The Trust received the scheduled distributions of $500,000 from the Reserve. Reorganized WMI was paid $246,000 and the Trust received $754,000.

As of March 31, 2017, the Trust’s balance sheet reflects $1.5 million, which represents the expected value of the Reserve to be distributed to the Trust over time, with the remainder to be paid to Reorganized WMI under certain conditions, as contemplated by the Plan.

WMI Liquidating Trust

March 2017 Quarterly Summary Report – UNAUDITED

Rollforward of Liquidating Trust Interests (1)

	Beginning – 01/01/17	Post Effective Accretion	Allowed	Disallowed	Disbursement	Other	Ending – 03/31/17	03/31/17 - 05/01/17 Accretion	Projected 05/01/17 Distribution	Projected Ending Balance

PIERS (Tranche 4)	$52,816,925	$206,596	$—	$—	$(14,808,661)	$—	$38,214,860	$62,732	$—	$38,277,592

Remaining Postpetition Interest Claim (Tranche 4) (2)	13,700,528	53,590	—	—	(3,841,316)	—	9,912,803	16,273	—	9,929,076

Allowed General Unsecured Claims (Tranches 2-4)	758,876	2,968	—	—	(212,772)	—	549,073	901	—	549,974

LTI balances – Current LTI holders	67,276,329	263,155	—	—	(18,862,749)	—	48,676,735	79,906	—	48,756,642

LTI balances – Disputed Claims (GUC)	694,769	2,718	—	(63,480)	(194,797)	—	439,209	721	—	439,930

TOTAL LTI Balances	$67,971,098	$265,872	$—	$(63,480)	$(19,057,546)	$—	$49,115,944	$80,627	$—	$49,196,571

NOTES

*	Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 05/01/17.
1)	Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests. Additional LTIs will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.
2)	A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust

Next Dollar Analysis - LTI Balance as of March 31, 2017

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $49,115,944	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim — Senior Floating	20.2%
		General Unsecured Claims	2.0%
		PIERS CUSIPs	77.8%

NOTES:

(1)	The disputed claims (on an “as if allowed” basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust

March 2017 Quarterly Summary Report - UNAUDITED

Rollforward of Disputed Claims Reserve

	Disputed Assets (2)	LTI (3)

Beginning Balance - 12/31/2016	76,340,115	694,769

Post-effective Accretion on LTI portion	—	2,718

Net Cash Interest Earned on Disputed Assets	98,233	—

Net interest Earned on DCR Runoff Notes	6,263	—

Cash Distribution to Disputed LTIs	194,797	(194,797)

Less: Allowed Claims (1)	(3,300,000)	—

Less: Disallowed Claims (1)	(6,346,096)	(63,480)

Ending Balance - 03/31/2017	66,993,313	439,209

NOTES:

1)	Disputed Assets allowed and disallowed based on AT&T claim settlement (See Note 4).
2)	“Disputed Assets” includes cash and Runoff Notes held for the benefit of disputed claims.
3)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan.